                                                               Exhibit 3.1 (iii)


                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                         MONTGOMERY WARD HOLDING CORP.


     MONTGOMERY WARD HOLDING CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on February 8, 1988 and recorded in the Office of the Recorder of Kent County, Delaware. The name under which the Corporation was originally incorporated is BFB Acquisition Corp.

     2. A Certificate of Correction of Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on February 9, 1988.

     3. The original Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on June 17, 1988 and amendments thereto were filed on each of June 20, 1988; June 24, 1988; January 30, 1990; and March 20, 1992.

     4. The Second Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on June 25, 1992 and an amendment thereto was filed on April 27, 1994.

     5. The Third Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on June 28, 1994, and amendments thereto were filed on each of October 25, 1994; and March 29, 1996.

     6. The Board of Directors of the Corporation, at a meeting duly called and held, authorized, adopted and approved resolutions proposing and declaring advisable the Third Amendment to the Third Restated Certificate of Incorporation of the Corporation, setting forth amendments to Article FOURTH thereof as follows:

     The introduction to Article FOURTH thereof is amended in its entirety to read as follows:

          "FOURTH:  The total number of shares of capital stock which the
           ------
     Corporation shall have authority to issue is sixty-seven million eight hundred thirty-eight thousand seven hundred fifty (67,838,750) consisting of the following amounts in the following designations:

               1. Common Stock. Sixty-seven million eight hundred twelve thousand (67,812,000) shares of Common Stock, par value one cent ($0.01) per share (hereinafter referred to as "Common Stock"), which shall consist of the following classes:

                    (a) forty-two million eight hundred twelve thousand (42,812,000) shares of Class A Common Stock (hereinafter referred to as "Class A Common Stock"), which shall consist of the following series:

                         (i) twenty-five million (25,000,000) shares of Class A Common Stock, Series 1 (hereinafter referred to as "Class A Common Stock, Series 1"), and

                         (ii) five million four hundred twelve thousand (5,412,000) shares of Class A Common Stock, Series 2 (hereinafter referred to as "Class A Common Stock, Series 2"), and

                         (iii)  twelve million four hundred thousand
               (12,400,000) shares of Class A Common Stock, Series 3 (hereinafter referred to a "Class A Common Stock, Series 3"), and

                    (b) twenty-five million (25,000,000) shares of Class B Common Stock (hereinafter referred to as the "Class B Common Stock").

               2. Preferred Stock. Twenty-six thousand seven hundred fifty (26,750) shares of Preferred Stock, par value one dollar ($1.00) per share (hereinafter referred to as "Preferred Stock"), which shall consist of the following classes:

                    (a) one thousand seven hundred fifty (1,750) shares of Senior Preferred Stock (hereinafter referred to as "Senior Preferred Stock"), and

                    (b) twenty-five thousand (25,000) shares of Preferred Stock, which may be issued from time to time in one or more series ("Additional Preferred Stock").

          Such shares of Common Stock and Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for not less than the consideration so fixed shall be fully paid and non-assessable.

          A statement of the powers, preferences, rights, qualifications, limitations, restrictions and the relative, participating, optional and other special rights in respect of the shares of each class or series of stock is as follows."

     Section A.2(a) is amended by deleting the words "nor less than ten (10) days" where such words appear in such paragraph.

     A new Part B is added after Part A to read as follows, and Part B is hereby relettered as Part C and all references in such Part B to Section B are similarly changed to Section C:



                     "PART B.  ADDITIONAL PREFERRED STOCK
                               --------------------------

     1. Shares of Additional Preferred Stock may be issued from time to time in one or more series and the Board of Directors is authorized to provide for the issuance of the shares of Additional Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     2. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (viii) Any other relative rights, preferences and limitations of that series."

     Section 2(b)(i) of Part C of Article FOURTH is amended in its entirety to read as follows:

          "(i) At such time, if any, as GE Capital and GE Capital Affiliates shall cease to own, in the aggregate, beneficially or of record, twenty percent (20%) or more of the shares of Common Stock which GE Capital and GE Capital Affiliates purchased in June 1988, the number of directors shall be automatically changed to nine (9), the holders of the Class A Common Stock, voting as a class, shall be entitled to elect seven (7) of such directors, and the holders of the Class B Common Stock, voting as a class, shall be entitled to elect two (2) of such directors; provided, however, that as long as the Account Purchase Agreement referred to in the Stockholders Agreement is in effect and GE Capital or any GE Capital Affiliate shall own beneficially or of record any shares of Class B Common Stock, GE Capital shall have the right to elect one (1) of the two (2) directors which the holders of the Class B Common Stock shall be entitled to elect and all other holders of Class B Common Stock in the aggregate shall be entitled to elect the other of the two (2) directors which the holders of Class B Common Stock shall be entitled to elect. A vacancy in the directorships to be elected, respectively, by the holders of the Class A Common Stock or the Class B Common Stock may be filled only by the vote or written consent of the holders of Class A Common Stock or Class B Common Stock, as the case may be."

     The word "Senior" is hereby deleted in Section C.5 in each place that it occurs.

     7. The Stockholders of the Corporation, by written consent of the holders of a majority of the outstanding Common Stock, adopted resolutions authorizing, adopting and approving the aforesaid amendments to Article FOURTH of the Third Restated Certificate of Incorporation of the Corporation.

     8. Except to the extent specifically provided to the contrary in this Certificate of Amendment, the terms, provisions and conditions of the Certificate of Incorporation of the Corporation shall remain unamended and in full force and effect.

     9. This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.





IN WITNESS WHEREOF, MONTGOMERY WARD HOLDING CORP. has caused this certificate to be signed by Roger V. Goddu, its Chief Executive Officer, and attested by Spencer H. Heine, its Secretary, this 29th of May, 1997.


                                    MONTGOMERY WARD HOLDING CORP.



                                    By:  /s/ Roger V. Goddu
                                       ----------------------------------------
                                       Roger V. Goddu,
                                       Chief Executive Officer

                                    (CORPORATE SEAL)



                                    ATTEST:



                                    By:    /s/ Spencer H. Heine
                                        --------------------------------------
                                          Spencer H. Heine
                                             Secretary